9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801)619-9320 Office	(591-2)244-4140 Oficina	(591-3)312-1148 Oficina
(801)619-1747 Fax	(591-2) 215-5533 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

November 4, 2005

Cecilia Calla de Arraya
Dr. Michael H. Biste
Calle Aruma #10
Urbari
Santa Cruz de la Sierra, Bolivia
Via E-Mail

Ref.: Satisfaction of Overdue Contractual Payments and Waiver of Penalties and Interest Agreed to With Respect to Payments to Date.

Dear Mrs. Calla de Arraya and Dr. Biste:

        In accordance with a telephone conversation with Dr. Biste this afternoon, I have represented to you both that Golden Eagle is in a position to satisfy the following contractual payments that are due on the basis of the Sale/Purchase Agreement Regarding the Mining Concession “Buen Futuro” dated November 23, 2003 (“Buen Futuro Agreement”), as well as subsequent modifications to the Buen Futuro Agreement:

Contractual Payment	Due Date	Amount

27 months from the date of the Letter of Intent	August 30, 2005	US$100,000.00

Monthly amortized payments regarding the payment due 21 months from the date of the signing of the Letter of Intent, plus penalty	September 1, 2005 October 1, 2005 November 1, 2005	US$12,500.00 US$12,500.00 US$12,500.00

Consulting Payments due to Dr. Biste	October 1, 2005 November 1, 2005	US$3,000.00 US$3,000.00
TOTAL		US$143,500.00

Mrs. Calla de Arraya
Dr. Biste
November 4, 2005

        In accordance with our conversation today, in exchange for the payment of the total amount indicated above, you will waive any and all penalties or interest owing or agreed to with respect to the payments indicated above. Nevertheless, you and we agree that any and all penalties or interest agreed to with respect to payments or compliance dates in the future must be observed as agreed upon.

        Please sign below if you are in agreement with everything stated above. Also, please do me the favor of scanning this letter once you have signed it and sending it to me by e-mail. I will then arrange for the wire transfer of the total indicated above to the accounts in which we regularly make your deposits to you (one for the deposit of: US$137,500.00, and the other for the consulting payments: US$6,000.00) first thing tomorrow and I will confirm the same to you once those wires have been sent.

        Thank you for your attention to these matters.

Sincerely,

/s/ Terry C. Turner
Dr. Terry C. Turner
President and CEO

Conformity

We, Mrs. Cecilia Calla de Arraya and Dr. Michael H. Biste, this 4th day of November, 2005, are in agreement with everything stated above in the letter of Golden Eagle International, Inc. and we express our full conformity.

By: /s/ Cecilia Calla de Arraya —————————————— Mrs. Cecilia Calla de Arraya

By: /s/ Michael H. Biste —————————————— Dr. Michael H. Biste

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